PRICING SUPPLEMENT NO. 7                                        Rule 424(b)(2)
(To Prospectus dated June 25, 1998 and Prospectus            File No. 33-49285
Supplement dated July 30, 1999)

                             EASTMAN KODAK COMPANY
                          Medium-Term Notes, Series A
                              Floating Rate Notes
                    Due 9 months or More from Date of Issue

Principal amount:                $100,000,000

Issue date:                      May 15, 2003

Stated maturity:                 November 15, 2005

Initial interest rate:           To be determined

Interest payment dates:          February 15, May 15, August 15 and November 15,
                                 commencing August 15, 2003

Issue price:                     100%

Agents:                          Lehman Brothers Inc.
                                 Citigroup Global Markets Inc.

Agent's discount or commission:  .250%

CUSIP number:                    27746QAG9

ISIN number:                     US27746QAG91

Base Rate:                       LIBOR (LIBOR Telerate)

Interest rate reset dates:       February 15, May 15, August 15 and November 15

Spread (+/-):                    +.55%

Spread multiplier:               N/A

Maximum interest rate:           N/A

Minimum interest rate:           N/A

Indexed note:                           Yes    X   No
                                 -----        ---

                                 If yes, the principal amount and the interest payable will be determined in the following manner:

Index maturity:                  3-month

Redemption:                       X   We cannot redeem this note prior to
                                 ---  maturity
                                      We can redeem this note prior to maturity
                                 ---

                                      redemption date       redemption price
                                      ---------------       ----------------

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Optional repayment:               X   You cannot elect to have this note repaid
                                 ---  prior to maturity
                                      You can elect to have this note repaid
                                 ---  prior to maturity

                                      repayment date        repayment price
                                      --------------        ----------------


Original Issue Discount note:           Yes     X   No
                                 -----         ---

                                 Total amount of original issue discount:
                                 Yield to maturity:
                                 Initial accrual period original issue discount:

Amortizing note:                        Yes     X   No
                                 -----         ---

Optional Interest Rate Reset:           Yes     X   No
                                 -----         ---

Extension of Maturity:                  Yes     X   No
                                 -----         ---

Other terms:                     If the notes are amortizing notes or the notes
                                 have an optional interest rate reset or the possibility of an extension of maturity, or if there are other additional features of these notes that have not been described, we will provide additional information below.

On June 21, 2001, we increased the size of our Series A Medium-Term Note program from $1,000,000,000 to $2,200,000,000. So far, we have issued $1,550,000,000 of notes, including the notes covered by this pricing supplement.

Certain legal matters will be passed upon for the agents by Sidley Austin Brown & Wood LLP.

             The date of this pricing supplement is May 12, 2003.



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